Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated October 12, 2017, with respect to the consolidated balance sheets of Alpha Network Alliance Ventures Inc. (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

/s/ Yu Certified Public Accountant PC

Yu Certified Public Accountant PC
New York, New York

Dated: April 2, 2018